Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is made and entered into as of September 4, 2025, (the “Effective Date”), by and between BitMine Immersion Technologies, Inc., a Delaware corporation (the “Company”), and Ryan Ramnath, an individual (the “Contractor”). Each of the Company and the Contractor are sometimes referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to engage the Contractor to perform certain services for the Company as provided in this Agreement; and

WHEREAS, the Parties desire to enter into this Agreement whereby the Contractor will perform services for the Company pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the forgoing representations and the following terms and conditions, the Parties agree:

AGREEMENT

1. Independent Contractor. The Contractor is an independent contractor, engaged in an independent trade, occupation, or business, and free from the direction and control of the Company. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee or principal and agent between the Company and the Contractor. The Contractor shall maintain and pay for all federal, state, and local disability, workers’ compensation, payroll taxes, self-employment insurance, and income and other taxes. The Company shall not withhold or pay any federal, state, or local disability, workers’ compensation, payroll taxes, self-employment insurance, or income or other taxes on behalf of the Contractor. The Contractor shall be responsible for all costs and expenses associated with the Contractor’s conduct as a Contractor and shall not be entitled to participate in any of the medical, dental, insurance, expense reimbursement, or any other benefits provided by the Company for the benefit of its employees.

2. Engagement; Services to be Performed by Contractor. The Company hereby engages the Contractor to provide certain services (the “Services”) during the Term (as defined in Section 3 below) as set forth on the attached Exhibit A. During the Term, Contractor agrees to devote such business efforts and time as is reasonably required to fulfill Contractor’s duties in connection with the Services, to provide the same in a diligent and conscientious manner and to the best of Contractor’s ability, in accordance with all applicable laws, and the terms and conditions provided in this Agreement. The Contractor has no authority to modify this Agreement, or to enter into any other agreements on the Company’s behalf and cannot sign any document or agreement on behalf of the Company. The Contractor hereby agrees to use the Contractor’s best efforts to perform the Services and to promote the Company’s interests.

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3. Term of Agreement. The term of this Agreement shall be for one year (the “Term”) from the Effective Date and shall automatically renew for successive Terms (each, a “Renewal Term”) unless either Party gives written notice to the other Party of its intention not to renew no later than 30 calendar days prior to the end of the Term or any Renewal Term.

4. Compensation. The Company agrees to compensate Contractor for the Services as set forth in the schedule attached as Exhibit B. The Company will issue an IRS Form 1099 at year-end reflecting payments made to the Contractor.

5. Termination.

5.1 This Agreement is terminable by the Company for any reason after the first 30 days upon written notice to the Contractor. Thereafter, this Agreement may be terminated for any reason by either Party upon 30 days prior written notice to the other Party. Upon termination of this Agreement, the Contractor will be entitled to payment for Services rendered prior to the termination date.

5.3 The Company may terminate this Agreement at any time For Cause (as defined below) by giving the Contractor written notice. The term “For Cause” shall mean as follows: (i) a refusal, failure, or neglect by the Contractor to perform the Contractor’s obligations under this Agreement; (ii) the Contractor’s engagement in any act of dishonesty or misconduct in connection with the Contractor’s Services to the Company; (iii) the Contractor’s violation of any term of this Agreement; or (iv) the Contractor’s engagement in any act or conduct, in the Company’s sole discretion, which is derogatory, demeaning, harmful, or embarrassing to the Company, such acts would include, but are not limited to, comments or statements by the Contractor relating to the Contractor’s opinion of the Company or of the officers, executives, or employees of the Company should such comments be derogatory or demeaning or not in the Company’s best interest.

6. Confidential Information.

6.1 The Contractor understands that, during the course of the Contractor’s work as an independent contractor of the Company, the Contractor will have access to Confidential Information (as defined below) concerning the Company and its clients. The Contractor acknowledges that the Company has developed, compiled, and otherwise obtained, often at great expense, this information, which has great value to the Company’s business or its clients’ businesses. The Contractor agrees to hold in strict confidence all Confidential Information and will not disclose any Confidential Information to anyone outside of the Company. The Contractor will not use, copy, publish, summarize, or remove from the Company’s premises, Confidential Information, except during the Term of this Agreement to the extent necessary to carry out the Contractor’s responsibilities as an independent contractor of the Company. The Contractor agrees to defend, indemnify, and hold harmless the Company from any and all liability, damages, expenses, penalties, or judgments, including reasonable attorneys’ fees, arising out of any unauthorized disclosure of Confidential Information attributable to the Contractor.

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6.2 The term “Confidential Information” in this Agreement means all information, inventions, trade secrets, products, and know-how (as more particularly defined below) in whatever form pertaining in any manner to the business of the Company (or any affiliate of it that might be formed) or to the Company’s customers, contractors, business associates, or employees unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the Contractor’s possession or part of the Contractor’s general knowledge prior to the Contractor’s engagement with the Company; or (iii) the information is disclosed to the Contractor without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and who did not learn of it directly from the Company. The Contractor understands that the Company considers the following information to be included in the definition of Confidential Information: (i) all client/customer lists and all lists or other compilations containing client, customer, or vendor information; (ii) information about products, proposed products, research, product development, inventions, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales, and commissions; (iii) plans for the future development and new product concepts; (iv) all techniques or processes, documents, books, papers, drawings, models, sketches, computer programs, databases, and other data of any kind and description, including electronic data recorded or retrieved by any means; (v) the compensation and terms of employment of employees; (vi) all other information that has been or will be given to the Contractor in confidence by the Company (or any affiliate of it that might be formed); and (vii) software or other intellectual property in various stages of development, designs, drawings, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research development, processes, and procedures. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information.

6.3 The Contractor agrees not to retain any Confidential Information after termination of this Agreement and to return all Confidential Information in paper or tangible form to the Company and destroy all electronic copies of such information.

6.4 The Contractor hereby acknowledges and agrees that the Company has a duty to its shareholders to protect and preserve its assets, and in fulfilling this duty, the Company reserves the right to question the Contractor, generally and specifically, regarding Confidential Information.

6.5 The Contractor agrees that the terms of Section 6 shall survive termination of this Agreement.

7. Non-Competition.

7.1 During the Term, any and all Renewal Terms, and for five years after the termination of this Agreement, Contractor agrees that the Contractor will not, directly or indirectly, for the Contractor’s benefit or for the benefit of any other person, firm, or entity, do any of the following: (i) use or disclose Confidential Information to solicit or entice or participate in the solicitation or attempt to solicit or in any manner encourage contractors or contractors of the Company to leave the Company or work for any other entity or person (including the Contractor); (ii) use or disclose Confidential Information, either directly or indirectly to call on, solicit, or take away, or attempt to call on, solicit, or take away, any of the Company’s customers; (iii) use or disclose Confidential Information to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise which the Company determines in good faith to be in competition in any manner whatsoever with its business; or (iv) solicit the employment or services of, or hire, any person who was known to be employed by or was a known contractor to the Company.

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7.2 The Contractor agrees that the terms of Section 7 shall survive termination of this Agreement.

8. Non-Circumvention. During the term of this Agreement, the Company will be sharing its Confidential Information with the Contractor. The Contractor acknowledges and agrees that this Confidential Information is the personal property of the Company and brought this information to the awareness of the Contractor; therefore, the Contractor agrees not to circumvent or bypass the Company in any way. The Contractor understands and agrees that “Non-Circumvention” means that the Contractor will not use or disclose the Company’s Confidential Information to approach, contact, solicit, negotiate, discuss, or transact business pertaining to the Confidential Information at any time during or after the termination of this Agreement. The Contractor agrees that the terms of this Section 8 shall survive termination of this Agreement.

9. Injunctive Relief. The Contractor agrees that it would be difficult to measure the damage to the Company from any breach by the Contractor of the covenants set forth in Sections 6, 7, and 8 and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, the Contractor agrees that if the Contractor breaches any term of this Agreement, the Company shall be entitled, in addition to and without limitation of all other remedies it may have, to obtain injunctive or other relief to restrain any such breach without showing or proving any actual damage to the Company. The Contractor agrees that the terms of this Section 9 shall survive termination of this Agreement.

10. Notices. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by facsimile or electronic transmission to the addresses of the Parties as follows:

To Company:	BitMine Immersion Technologies, Inc.
Attn: Jonathan Bates, CEO
10845 Griffith Peak Dr., #2
Las Vegas, NV 89135
Email: jbates@bitminetech.io

To Contractor:	Ryan Ramnath
770 Bay Street, Apt. 315
Toronto, ON M5G 0A6
Email: Ryan_Ramnath@hotmail.com

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With a copy to:	FitzGerald Kreditor Bolduc Risbrough LLP
Attn: Lynne Bolduc
2 Park Plaza, Suite 850
Irvine, CA 92614
Email: lbolduc@fkbrlegal.com

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section 10, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section 10, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by facsimile or electronic transmission in accordance with the provisions of this Section 10, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

11. Severability. The provisions of this Agreement are contractual and not mere recitals. The Agreement will be considered severable, such that if any provision or part of the Agreement is ever held invalid under any law or ruling, that provision or part of the Agreement will remain in force and effect to the extent allowed by law, and all other provisions or parts will remain in full force and effect.

12. Integration. This Agreement constitutes the entire agreement between the Company and the Contractor and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties. No amendment of this Agreement shall be binding unless executed in writing by the Contractor and the Company. No waiver of any provision of this Agreement shall be deemed to be a waiver of any other provision, whether or not similar. No such waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party charged with the waiver.

13. Nevada Law and Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The Parties agree that the exclusive venue for any disputes shall be the state or federal courts within Clark County, Nevada.

14. Attorneys’ Fees. The Parties agree that if it is necessary to bring any action in connection with this Agreement, or to bring any other proceeding for the enforcement of this Agreement, or to seek a declaration of the court or any other adjudicating body as to this Agreement, or to assert by way of defense in any suit or other proceeding the terms and provisions of this Agreement, there shall be awarded to the prevailing party in such action or proceeding reasonable attorneys’ fees and costs incurred with respect thereto.

15. Cooperation in Litigation. The Contractor agrees that, during the period of this Agreement and after, the Contractor will reasonably cooperate with the Company, subject to the Contractor’s reasonable personal and business schedules, in any litigation which arises out of events occurring prior to the termination of the Contractor’s Services, including but not limited to, serving as a witness and producing documents and information relevant to the case or helpful to the Company. The Company agrees to reimburse the Contractor for all reasonable costs and expenses the Contractor incurs in connection with the Contractor’s obligations under this Section 15 and, in addition, to reasonably compensate the Contractor for time actually spent in connection therewith following the termination of this Agreement.

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16. Legal Counsel; Mutual Drafting. Each Party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each Party has cooperated in the drafting, negotiation, and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either Party on the basis of that Party being the drafter of such language.

17. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Except as expressly provided for herein, the Contractor may not sell, transfer, assign, or pledge any of the Contractor’s rights or interests pursuant to this Agreement.

18. Counterparts. This Agreement may be executed in one or more counterparts, including by electronic transmission, each of which shall be deemed an original Agreement for evidentiary purposes, all of which shall be considered the same instrument.

19. Definition of “days.” When used herein, the term “days” refers to calendar days unless otherwise specified.

20. Conflict Waiver. The Parties hereby agree and acknowledge that the law firm of FitzGerald Kreditor Bolduc Risbrough LLP (“the Firm”), which represents the Company, has drafted this Agreement. The Parties further acknowledge that they have been informed of the inherent conflict of interest associated with the drafting of this Agreement by the Firm and waive any action they may have against the Firm regarding such conflict. The Parties have been given the opportunity to consult with counsel of their choice regarding their rights under this Agreement.

(SIGNATURE PAGE FOLLOWS.)

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

COMPANY:

BitMine Immersion Technologies, Inc.,
a Delaware corporation

/s/ Jonathan Bates
By:	Jonathan Bates
Its:	CEO

CONTRACTOR:

Ryan Ramnath,
an individual

/s/ Ryan Ramnath
By:	Ryan Ramnath

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EXHIBIT A

CONTRACTOR SERVICES

Contractor shall provide the following Services to the Company:

●	Chief Operating Officer

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EXHIBIT B

CONTRACTOR COMPENSATION FOR SERVICES

Contractor shall be compensated for Services provided as follows:

●	$10,000 per month payable on the last business day of each calendar month.

●	Contractor shall be reimbursed for eligible reimbursables as approved by the Company’s CEO. Potential eligible reimbursables may include the following: airfare, hotel, parking, rental car, Uber, Lyft, or per diem (if applicable), business meals with Company clients, vendors, or suppliers.

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